[Interactive Data Corporation Letterhead]
Exhibit 99.2
May 25, 2006
Andrew J. Hajducky
45 Red Fox Avenue
Carlisle, MA 01741
Dear Andy:
I am pleased to join Stuart Clark in confirming our offer of employment with Interactive Data Corporation, as Executive Vice President and Chief Financial Officer subject to the terms and conditions set forth in this offer letter.
This offer is contingent upon (i) completion of a background check, the results of which are satisfactory to the Company, (ii) your execution of our customary employment documentation, including, without limitation, our standard Proprietary Information & Inventions Agreement, (iii) your acknowledgement and acceptance of the Interactive Data Code of Business Conduct and Ethics and the FT Interactive Data Code of Ethics, (iv) your completion of a director and officer questionnaire to the satisfaction of the Company and (v) our receiving proof of your authorization to work in the U.S within 3 days prior to your commencement of employment.
You will be considered to be a FT Interactive Data “Access Person” and as such your employment is also contingent upon satisfying the requirements associated with such status, including but not limited to your submitting a Securities Holdings Report (as defined in the FT Interactive Data Code of Ethics) within 10 days of commencing employment. In the event you do not satisfy the foregoing requirements, we reserve the right to rescind this offer and your employment immediately without payment of severance or providing any prior notice to you.
You will be subject to the Company’s Executive Officer Equity Ownership Policy. The purpose of this Policy is to encourage executive officers of the Company to maintain equity interests in the Company and to minimize negative speculation in the marketplace that may result from the sale of stock of the Company by executive officers. Under this Policy, not later than the fifth anniversary of the commencement date of your employment, you will be required to acquire and hold equities interests (as defined in the Policy) equal to two times your annual base salary. In addition, please note that you will be considered a Section 16 officer and accordingly you will be required to comply with the provisions of Section 16 of the Securities Exchange Act. Finally, you will be considered an “insider” under the Company’s Amended and Restated Anti-Insider Trading Policy and you will be required to comply with the pre-clearance and other procedures set forth in that Policy.

In connection with your employment you will receive a starting salary of $14,833.33, payable in accordance with our payroll practices as in effect from time to time (currently semi-monthly) (which equates to $350,000 annually). You will also be eligible to participate in our 2006 Executive Bonus Plan. Your on-target bonus potential under the plan will be 66.66% of your annual salary with a maximum bonus potential of 100% of your annual salary prorated according to the conditions of the 2006 Executive Bonus Plan.
During your employment you will be eligible to participate in or receive all of the benefits that the Company provides to similarly situated employees as in effect from time to time. In addition, you will be eligible to receive benefits under the Company’s Management Severance policy as in effect from time to time; provided, however, that notwithstanding the terms of the policy, if your employment is involuntarily terminated by the Company without cause you shall be entitled to a severance payment in an amount equal to one year (52 weeks) of your base salary provided that you otherwise meet the eligibility criteria of the Company’s Management Severance Policy. Your severance following your termination without cause shall be paid in a lump sum within 30 days following your termination of employment.
In all other respects your severance will be subject to the Management Severance Policy as in effect from time to time.
Upon commencement of your employment, you will be granted an award of a non-statutory option to purchase 100,000 shares of the Corporation’s common stock under the Company’s 2000 Long-Term Incentive Plan (2000 LTIP). The per share exercise price of the option will be equal to the closing price of the Shares as reported by the New York Stock Exchange as of the close of trading on your first day of employment. The option will be subject to our standard vesting provisions, which generally provide for vesting of 25% of the option shares after one year and the remaining 75% vesting in 12 quarterly increments over the subsequent three years, with full vesting attained four years after the grant date subject to your continuation of employment. The option will be subject to the 2000 LTIP and our standard form of executive option agreement which includes certain termination of employment and cancellation provisions.
In addition, upon commencement of your employment you will be granted 10,000 restricted stock units (or RSUs). Each RSU represents an unsecured right to receive one share of the Company’s common stock in the future without the payment of any additional consideration. The RSUs will cliff vest on the third anniversary of grant subject to your continued employment. The RSUs will be subject to the 2000 LTIP and our standard form of executive RSU agreement which includes certain termination of employment and cancellation provisions.
This letter is not intended to create a contract or a guarantee of employment for any particular period of time. Your employment will be “at will”, which means that either you or the company may end the relationship at any time and for any reason. All payments to you are subject to applicable federal, state and local wage withholding requirement.

If any provision of this offer contravenes Section 409A of the Internal Revenue Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company shall have the right but not the obligation to reform this offer or any provision hereof to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Nothing in this offer letter guarantees that the amounts or benefits paid to you pursuant to this offer letter will not be subject to interest and penalties under Section 409A.
Andy, we at Interactive Data welcome you and sincerely hope that this position offers you a challenging opportunity and a successful career at our company. If you have any questions regarding the terms of our offer of employment, please feel free to call me at (781) 687-8024.
To confirm your acceptance of this offer, please sign below and return a copy of this letter to me no later than June 2, 2006.
Sincerely,
INTERACTIVE DATA CORPORATION

/s/ Peg Murphy
Peg Murphy
Vice President, Human Resources
Phone:  781 687 8024
Fax:      781 687 8515
Enclosures
Accepted and Agreed:

/s/ Andrew J. Hajducky	June 2, 2006

Andrew J. Hajducky	DATE